                                                                   EXHIBIT 23(C)
                       CONSENT OF INDEPENDENT ACCOUNTANTS
     We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated June 15, 1995, with respect to the financial statements and supplemental schedules of The Master Medical Corporation for the year ended December 31, 1994, and to the references to us under the heading "Experts" in such Prospectus.
We also consent to the incorporation by reference of our aforementioned report into a registration statement relating to the same class of securities covered by this registration statement that is filed with respect to the same offering pursuant to Rule 462(b) under the Securities Act of 1933.

                                    /s/ Mansperger, Patterson & McMullin
                                        MANSPERGER, PATTERSON & MCMULLIN, CPA'S
Tempe, Arizona
March 14, 1996